EXHIBIT 23.1
                    [Letterhead of Rotenberg & Company, LLP]


                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
and Stockholders
HQ Sustainable Maritime Industries, Inc.
New York, New York

We hereby consent to the inclusion by reference of our audit report dated April 11, 2005 for the period ended April 30, 2004 and eight months ended December 31, 2004 and 2003, which appear in the Annual Report on Form 10-KSB of HQ Sustainable Maritime Industries, Inc., filed with the Securities and Exchange Commission and to all references to our firm included in this Registration Statement on Form S-8.

/s/ Rotenberg & Company, LLP

Rotenberg & Co., LLP
Rochester, New York
August 31, 2005